                 [LITHIUM TECHNOLOGY CORPORATION LETTERHEAD]



                               December 20, 1996



Dear Fellow Shareholder:

Last May we provided a summary of where we stood with respect to certain issues critical to the success of your Corporation. This letter is to give you an update on where we stand today and a current assessment of the market opportunities.

Market Overview

Company President Mr. Dave Cade, who attended the 1996 Power Conference along with some 650 other industry representatives, came away with the conclusion that there is a growing interest in solid state lithium polymer electrolyte batteries as portable electronics users increasingly seek longer run times and lighter weights at reasonable prices. The best, but most expensive, power source presently available for portable electronics devices is liquid electrolyte lithium-ion batteries, pioneered by Sony. It was reported that the notebook computer demand alone for this product is in the 600,000,000 cells per year range while the current supply is in the 150,000,000 cells per year range.

Original Equipment Manufacturer (OEM) attendees at the Power Conference specified the following priorities for rechargeable batteries: 1) Safety; 2) Energy Density; and 3) Cost. Based upon trial runs with our Demonstration Manufacturing Facility, we believe that LTC's polymer electrolyte lithium-ion cells will offer both a safety and cost advantage over liquid electrolyte lithium-ion cells at the same or better energy densities.

The consensus at the Conference was that lithium polymer battery technology today is essentially a small company initiative and that the large battery companies would come aboard after the technology is established in the marketplace. This view supports the LTC strategy to establish a partnership with a large global company such as Mitsubishi Materials, which desires to become a battery manufacturer using LTC's technology platform.

Finally, it is your management's belief that the intelligence gathered at the Power `96 Conference supports information gleaned from other sources that although a number of companies are pursuing the lithium polymer opportunity, nobody appears to have a competitive advantage over LTC, particularly in cost efficiencies in bringing the next generation battery technologies to the marketplace.
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Status of Technology Development

The Company's lithium polymer cells are in various stages of cycle life testing, and so far are meeting or surpassing expectations. Your management team has always felt that the firm's sustainable competitive advantage is the integration of its patented web structure cell design and the related proprietary manufacturing processes. In combination they are the keys to higher energy densities at lower unit production costs. Thus a key step in your corporation's evolution was the validation of this premise through the acquisition, upgrade and prove-in of a continuous flow Demonstration Manufacturing Facility (DMF). The DMF was installed in March, 1996 and has been undergoing rigorous trial coating and lamination runs. Both lithium alloy polymer cells and lithium-ion polymer cells have now been successfully produced on the DMF.

We are on track with our Business Plan to furnish cells for testing by selected OEMs in the first quarter of 1997, followed by the assembly of cells into prototype battery packs to meet the specifications of one or two top OEMs. The OEMs are eager to test lithium-ion polymer batteries as the next generation technology.

Strategic Alliances

Mitsubishi Materials, the industrial/manufacturing part of the Japanese Consortium, has had an Engineer/Scientist assigned to the Plymouth Meeting Technology Team since May, 1996. This individual has played a key role in managing the interfaces with the Mitsubishi Materials laboratories in Japan, where LTC cells have been subjected to intensive testing utilizing sophisticated analytical equipment such as Scanning Electron Microscopes. Through this testing in Japan, we were pleased to confirm that our lithium alloy polymer cells do NOT grow dendrites (which is a common cause of shorting in lithium metal batteries) even after 250 cycles. We expect to reach agreement with the Consortium on their next stage of commitment and financial support by April, 1997, the one year anniversary of the alliance.

Your Company is also continuing to explore potential collaboration scenarios with a number of U.S. and foreign companies which are interested in various aspects of our patented and proprietary technology.

Funding

The Japanese Consortium investment in LTC was the primary source of funding for operations during 1996, with residual private placement funds covering the first several months of the year and a recently signed bridge loan covering December and the first quarter of 1997.

In October 1996, we announced that the Company had executed a commitment letter with a New York underwriter to raise $7-10M in a secondary public offering. As a result of a number of factors, including the current price levels of the Company's common stock, it
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is currently deemed inappropriate to complete the secondary public offering at this time. The Company does intend to pursue a secondary offering at the appropriate time in 1997, depending upon market conditions and the continuing progress of the Company's technology development efforts. The purpose of this offering is to raise the capital necessary to convert the DMF into an initial production facility in early 1998, and install a larger pilot manufacturing line which would position the Company to begin full commercial production in early 1999. Your Company's management team is exploring several options for further interim funding to repay the $1.75M bridge loan and provide short term working capital.

Your Company recently submitted two proposals to the U.S. government -- one to NASA as a subcontractor and one to the U.S. Army as a prime contractor -- on lithium polymer battery programs. While the bids are highly competitive and other companies already doing business with the government may be in a better position to win, the requirements of these programs appear to be a good fit for our technology and manufacturing process. Moreover, since the government focus is on next-generation technology, this "fit" further illustrates the potential of our intellectual property. Both contracts are due to be awarded within 60 days. While the combined potential revenue to the Company for both programs is about $1M, the credibility value of such an award would be equally important.

Based on the progress to date in achieving key milestones in our Business Plan and further anticipated progress in 1997, your management team felt it was time to engage the services of a corporate development consulting firm to help better position LTC in targeted public and private investment circles, stressing the Company's technology strengths and market potential.
Accordingly, we have recently engaged the financial public relations firm of Consulting For Strategic Growth, located in New York.

In summary, because of the solid progress in moving the technology forward and the expanding scope of target market opportunities, we at Lithium are enthusiastic about your Company's prospects for the New Year. We would also like to sincerely thank you for your continuing support.

                                                   Sincerely,


                                                   /s/ THOMAS R. THOMSEN
                                                   ---------------------
                                                   Thomas R. Thomsen
                                                   Chairman and CEO





enclosure:  Company fact sheet

[LITHIUM TECHNOLOGY CORPORATION LOGO]               OTC Bulletin Board: ("LITH")

__________________________________________________________FACT SHEET____________
5115 Campus Drive                                      4TH QUARTER - 1996
Plymouth Meeting, PA  19462-1129
(609) 940-6090

MARKET CAPITALIZATION . . . . . . . . . . . . . . . .             $17   MILLION
SHARES OUTSTANDING(1) . . . . . . . . . . . . . . . .              16.8 MILLION          THE COMPANY HAS A PROPRIETARY
SHARE FLOAT . . . . . . . . . . . . . . . . . . . . .              11.1 MILLION          (19 PATENTS ISSUED) TECHNOLOGY FOR
INSIDER OWNERSHIP . . . . . . . . . . . . . . . . . .                   31%              LOW-COST LITHIUM-POLYMER
INSTITUTIONAL OWNERSHIP . . . . . . . . . . . . . . .                   24%              RECHARGEABLE BATTERIES.
FISCAL YR END . . . . . . . . . . . . . . . . . . . .               DECEMBER 31
RECENT STOCK PRICE  . . . . . . . . . . . . . . . . .                  $1.00             THESE LIGHT-WEIGHT, ULTRA-THIN,
52 WEEK RANGE . . . . . . . . . . . . . . . . . . . .             $1.00 - $12.90         LONG RUN TIME BATTERIES WILL ADDRESS
                                                                                         THE HUGE AND GROWING MARKET DEMAND
                                                                                         FOR PC NOTEBOOKS AND CELL PHONES.

              (1) - Does not include 4,177,970 Warrants and Options outstanding.

                           DOES THIS SOUND FAMILIAR?
     Boarding an LA bound plane at O'Hare, the typing and editing process commences at a feverish pace.
         Four hours till touchdown; five hours of work.  Too bad the battery won't make Denver.
                                   IT'S TRUE.
             The best batteries today are unable to survive even
                        a portion of a normal workday;
            say nothing of the demands of an executive road warrior.

BATTERY MARKET

The global market demand for a small, lightweight, ultra-thin, long run time rechargeable battery is enormous and growing at a phenomenal rate as increased wireless usage and miniaturization of electronic devices continue unabated.

Lithium Technology Corporation is addressing the $4 Billion advanced rechargeable battery market, which is growing 25% annually. Portable electronics is the fastest growing segment due to the proliferation of mobile computing and wireless communications applications, many of which are growing at rates in excess of 35% annually.

THE COMPANY

Lithium Technology Corporation, (OTC Bulletin Board: LITH) has completed the design of a proprietary approach to manufacture high performance, rechargeable batteries, which are light weight and low in cost. The company anticipates scaling up production to volume shipments in 1998.

STRATEGIC ALLIANCE

In March of 1996, the Company entered in to a Technology Development Agreement with Mitsubishi Materials Corporation and Mitsui & Co., Ltd.. This Consortium is providing funds (initial investment was $2.4 Mill for 4% of the Company) and technical resources to help the Company complete development of its high energy battery for portable electronics applications. The Agreement gives the Consortium exclusive option rights to license the Company's technology for manufacturing in the Far East and Oceana and co-exclusive rights to manufacture in Europe and the Americas, where the strategy includes establishing joint venture manufacturing between the Company and the Consortium.

C.F.S.G.                                                         For Further Info. Contact:
                                                                 --------------------------
CONSULTING FOR                                        STAN WUNDERLICH,   CHAIRMAN     (800)  625-2236
STRATEGIC GROWTH, LTD.                                JOHN HARBAUGH,     EXEC. VP     (888)  425-0234

--------------------------------------------------------------------------------
       Stan Wunderlich @ 8 The Hemlocks - Roslyn Estates, NY - 11576 -
                   FAX (516) 625-4523 - Cell (516) 729-3714
 John Harbaugh @ 41 Kirkby Trail - Fairport, NY - 14450 - FAX (716) 425-0235 -
                            Cellular (716) 752-2100

                              CORPORATE HIGHLIGHTS

                         SUBSTANTIAL MARKET OPPORTUNITY

With more than $1 billion in annual revenue growth, there is room for several new players to emerge without significant impact on the market share of existing battery companies.

                         LOW COST MANUFACTURING METHODS

The Company's key competitive advantage lies in its space-age composite battery structures combined with its low-cost manufacturing approach, which uses commercially proven process methodology and equipment found in other industries.

                          SIGNIFICANT PATENT POSITION

LITH currently has 19 patents issued and 10 pending, covering all aspects of lithium battery construction and manufacturing processes.

                          EXPERIENCED MANAGEMENT TEAM

LITH has a strong management team and experienced technical staff with relevant experience in battery technology, thin-film manufacturing processes, commercialization, finance, international business and marketing.

                        THE COMPANY'S TECHNOLOGICAL EDGE

The Company's patented and proprietary lithium-polymer technology uses high performance fibers in composite battery structures and involves low-cost web handling manufacturing methods. The Company's technology is highly flexible and LITH intends to pursue both lithium-metal polymer and lithium-ion polymer chemistries for specific portable electronic applications. The Company has begun scale-up with its new Demonstration Manufacturing Line which is currently undergoing trial runs for coating and lamination of test cells.

                             TECHNOLOGY ADVANTAGES

Weight:      Can deliver up to 2-3 times the energy capacity of NiCad and NiMH per unit of weight.

Volume:       Energy per unit of volume up to 3-4 times that of conventional rechargeable batteries.

Design:      Manufactured in flexible sheets which can take virtually any shape or size.

Rechargeability:    Over 500 deep discharge cycles with no "memory effect".

Self Discharge:     Improved monthly self discharge rate of 1% compared to
current rates of 15-25% with other battery types.

Safety:      Improved safety features include safety/carrier tape, solid polymer electrolyte composite and soft pouch-like packaging.

Low Cost:   The product relies on readily available materials and can be made in a simple, continuous flow process, using proven "web handling" technology.

BALANCE SHEET HIGHLIGHTS:  AT OCTOBER 31, 1996 (Unaudited)
----------------------------------------------------------
  Cash on Hand  . . . . . . . . . . . . . . . . . .                  $ 2,093,000
  Total Current Assets  . . . . . . . . . . . . . .                    2,103,000
  Total Assets  . . . . . . . . . . . . . . . . . .                    3,415,000
  Total Current Liabilities . . . . . . . . . . . .                  $ 3,393,000
  Long Term Debt  . . . . . . . . . . . . . . . . .                       -0-
  Shareholder's Equity  . . . . . . . . . . . . . .                      22,000

                         MANUFACTURING COST COMPARISON

                                    [CHART]

                               BATTERY CHEMISTRY


RECENT PRESS RELEASE:                                         OCTOBER 28, 1996
  ... THE COMPANY ANNOUNCED THAT IT HAS CLOSED A CONVERTIBLE NOTE FINANCING OF $1.75 MILLION FROM NON-U.S. BASED INVESTORS.

With the exception of the historical information contained in this Fact Sheet, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors, which are outside the Company's control. Investors are encouraged to read and evaluate the Company's reports and registration statements on file with the SEC or obtainable from the Company upon request.


--------------------------------------------------------------------------------
    CFSG: Stan Wunderlich @ 8 The Hemlocks - Roslyn Estates, NY - 11576 -
          (800) 625-2236 - FAX (516) 625-4523 - Cell (516) 729-3714
  John Harbaugh @ 41 Kirkby Trail - Fairport, NY - 14450 - (888) 425-0234 -
                 FAX (716) 425-0235 - Cellular (716) 752-2100